Exhibit 99.3

CONSENT OF PINGTING WANG

Huake Holding Biology Co., LTD. (the “Company”) intends to file a Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

Dated: December 11, 2020

/s/ Pingting Wang
PINGTING WANG